MARCUS & MILLICHAP, INC. REPORTS PRELIMINARY RESULTS FOR
FOURTH QUARTER AND FULL YEAR 2025

Earnings per common share of $0.34 in the Fourth Quarter 2025, an increase of 57.0% compared to Fourth Quarter 2024
Revenue growth of 8.5% Year Over Year

CALABASAS, Calif., February 13, 2026 -- (BUSINESS WIRE) -- Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, or “MMI”) (NYSE: MMI), a leading national real estate services firm specializing in commercial real estate investment sales, financing, research and advisory services, reported its fourth quarter and full year 2025 preliminary financial results today.
Fourth Quarter 2025 Highlights Compared to Fourth Quarter 2024
•Total revenue of $244.0 million, an increase of 1.6% compared to $240.1 million
•Brokerage commissions of $205.3 million, an increase of 1.2% compared to $202.8 million
•Private Client Market brokerage revenue of $132.8 million, an increase of 10.3% compared to $120.4 million
•Middle Market and Larger Transaction Market brokerage revenue of $64.6 million, a decrease of 15.8% compared to $76.7 million
•Financing fees of $33.2 million, an increase of 6.5% compared to $31.2 million
•Net income of $13.3 million, or $0.34 per common share, diluted, compared to $8.5 million, or $0.22 per common share, diluted
•Adjusted EBITDA1 of $25.0 million, an increase of 38.7% compared to $18.0 million
Full Year 2025 Highlights Compared to Full Year 2024
•Total revenue of $755.2 million, an increase of 8.5% compared to $696.1 million
•Brokerage commissions of $632.5 million, an increase of 7.3% compared to $589.7 million
•Private Client Market brokerage revenue of $406.3 million, an increase of 11.1% compared to $365.8 million
•Middle Market and Larger Transaction Market brokerage revenue of $200.3 million, a decrease of 1.3% compared to $202.8 million
•Financing fees of $103.9 million, an increase of 23.0% compared to $84.5 million
•Net loss of $1.9 million, or $0.05 loss per common share, diluted, compared to $12.4 million, or $0.32 loss per common share, diluted
•Adjusted EBITDA1 of $24.6 million, an increase of 162.6% compared to $9.4 million

“We delivered solid fourth quarter results against a tough comparison thanks to a late-stage acceleration of transaction closings and concluded 2025 as the second consecutive year of revenue recovery amid the severe market disruption. Our ongoing cost controls and focus on efficiency resulted in a meaningful improvement in profitability,” said Hessam Nadji, President and Chief Executive Officer of Marcus & Millichap. “Our performance was driven by a series of initiatives throughout the year to grow exclusive inventory, increase client outreach, expand financing availability and leverage the market improvement. Our Private Client business in particular – the cornerstone of our business – is showing positive momentum thanks to price adjustments and many lenders becoming active again.”

Mr. Nadji continued, “We enter 2026 with solid momentum. Market fundamentals continue to strengthen as lowered prices become more compelling, especially compared to replacement cost. While we remain mindful of lingering economic uncertainty and elevated geopolitical factors, the improving investor sentiment and trading environment we are seeing is
1 Please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release for more information.

encouraging. Our strong balance sheet provides the flexibility to invest in our growth while maintaining our disciplined approach to returning capital to shareholders and continue exploring strategic growth opportunities.”
Fourth Quarter 2025 Results Compared to Fourth Quarter 2024
Total revenue for the fourth quarter 2025 was $244.0 million, an increase of 1.6% compared to $240.1 million for the fourth quarter 2024.

For real estate brokerage commissions, revenue was $205.3 million, an increase of 1.2% compared to the same period in the prior year. The increase was primarily attributed to a 9.2% increase in the total number of transactions and a nine basis point increase in the average commission rate earned, partially offset by a 4.0% decrease in total sales volume compared to the fourth quarter 2024. The increase in the average commission rate was due to the revenue shift from the Middle Market and Larger Transaction Market to the Private Client Market, which generally earns higher commission rates. The Private Client Market revenue increased by 10.3% while the combined Middle Market and Larger Transaction Market revenue decreased by 15.8%.

For financing fees, revenue was $33.2 million, an increase of 6.5% compared to the same period in the prior year. The increase was primarily attributed to a 7.7% increase in total financing volume, partially offset by a five basis point decrease in the average fee rate earned, compared to the fourth quarter 2024.

Total operating expenses for the fourth quarter 2025 were $228.5 million compared to $233.4 million for the same period in the prior year. The change was primarily due to a decrease of $5.7 million in selling, general and administrative expense and a decrease of $1.9 million in depreciation and amortization expense, partially offset by an increase of $2.8 million in cost of services. Cost of services as a percentage of total revenue increased by 10 basis points to 63.3% compared to the same period during the prior year, primarily due to our senior investment sales and financing professionals earning a higher amount of additional commissions.

Selling, general and administrative expenses for the fourth quarter 2025 were $70.7 million compared to $76.3 million for the same period in 2024. The decrease was primarily due to a reduction in marketing support expenditures provided to our investment sales and financing professionals and a decrease in compensation-related costs, specifically performance-based bonuses. The decrease was also due to non-recurring charges recorded in the fourth quarter 2024 related to consolidation of office space and accelerated amortization and impairment of certain intangible assets.

Net income for the fourth quarter 2025 was $13.3 million, or $0.34 per common share, diluted, compared to a net income of $8.5 million, or $0.22 per common share, diluted, for the same period in 2024. Adjusted EBITDA for the fourth quarter 2025 was $25.0 million, compared to $18.0 million for the same period in the prior year, primarily as a result of the increase in operating income.
Full Year 2025 Results Compared to Full Year 2024
Total revenue for 2025 was $755.2 million compared to $696.1 million for 2024, an increase of $59.1 million, or 8.5%. Total operating expenses for 2025 increased by 5.5% to $768.9 million compared to $729.0 million for 2024. Cost of services as a percent of total revenues increased to 62.3%, an increase of 30 basis points compared to 2024. The Company’s net loss for 2025 was $1.9 million, or $0.05 loss per common share, diluted, compared to a net loss of $12.4 million, or $0.32 loss per common share, diluted, for 2024. Adjusted EBITDA for 2025 increased to $24.6 million from $9.4 million for 2024. As of December 31, 2025, the Company had 1,808 investment sales and financing professionals, compared to 1,712 at the end of 2024.
Capital Allocation
During the twelve months ended December 31, 2025, the Company declared two semi-annual regular dividends aggregating $20.4 million and repurchased 933,115 shares of common stock for an aggregate purchase price of $26.9 million.

After accounting for shares repurchased through February 10, 2026, Marcus & Millichap has approximately $42.0 million available to repurchase shares under its share repurchase program. No time limit has been established for the completion of the share repurchase program, and the repurchases are expected to be executed from time-to-time, through open market purchases or privately negotiated transactions, including through rule 10b5-1 plans, subject to general business and market conditions and other investment opportunities.
Business Outlook
Notwithstanding the ongoing price discovery and wider than normal bid/ask spreads, the Company believes the commercial real estate transaction market is poised to overcome the near-term challenges which are currently expected to extend through 2026. Accordingly, the Company believes it remains well-positioned to return to long-term growth.

The Company benefits from its experienced management team, infrastructure investments, industry-leading market research and proprietary technology. The size and fragmentation of the Private Client Market continues to offer long-term growth opportunities through consolidation. This highly fragmented market segment consistently accounts for over 80% of all U.S. commercial property transactions and over 60% of the commission pool. The top 10 brokerage firms led by MMI had an estimated 18% share of this segment by transaction count in 2025.

Key factors that may influence the Company’s business during 2026 include:
•Volatility in transactional activity and investor sentiment driven by:
▪The still potentially volatile cost of debt capital
▪Interest rate uncertainty, the potential for rising inflation and the heightened bid-ask spread between buyers and sellers
▪Risks of a potential recession and its unfavorable impact to commercial real estate space demand
▪Possible impact to market sentiment related to the U.S. administration’s tariff, immigration, geopolitics and other policy changes which may influence transaction velocity and/or future fluctuations in interest rates, sales and financing activity
▪Increases in operating expenses driven by labor costs, insurance, taxes and cost of construction materials
•The implementation of new tax laws, many of which are beneficial to commercial real estate investors
•Volatility in the markets in which the Company operates
•Increases in costs related to in-person events, client meetings, and conferences
•Global geopolitical uncertainty, which may cause investors to refrain from transacting
•The potential for acquisition activity and subsequent integration
Webcast and Call Information
Marcus & Millichap will host a live webcast today to discuss the financial results at 7:30 a.m. Pacific Time/10:30 a.m. Eastern Time. The webcast will be accessible through the Investor Relations section of Marcus & Millichap's website at ir.marcusmillichap.com and will be archived upon completion of the call. The Company encourages the use of the webcast due to potential extended wait times to access the conference call via dial-in.

For those unable to access the webcast, callers from the United States and Canada should dial 1-877-407-9208 ten minutes prior to the scheduled call time. International callers should dial 1-201-493-6784.
Replay Information
For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 1:30 p.m. Eastern Time on Friday, February 13, 2026 through 11:59 p.m. Eastern Time on Friday, February 27, 2026 by dialing 1-844-512-2921 in the United States and Canada or 1-412-317-6671 internationally and entering passcode 13757357.
About Marcus & Millichap, Inc.
Marcus & Millichap, Inc. is a leading national real estate services firm specializing in commercial real estate investment sales, financing services, research and advisory services. As of December 31, 2025, the Company had 1,808 investment sales and financing professionals in more than 80 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory, and leasing services to its clients. Marcus & Millichap, Inc. closed 8,818 transactions in 2025, with a sales volume of $50.8 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements, including our expectations regarding the long-term outlook of the commercial real estate transaction market, and our positioning within it, our belief relating to the Company’s long-term growth, our assessment of the key factors influencing the Company’s business outlook, including the expectation for future interest rate cuts or rising inflation and likely impact of such cuts or inflation on commercial real estate demand, and the execution of our capital return program, including a semi-annual dividend and stock repurchase program. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:
•general uncertainty in the capital markets, a worsening of economic conditions, and the rate and pace of economic recovery following an economic downturn;
•changes in our business operations;
•market trends in the commercial real estate market or the general economy, including the impact of inflation and changes to interest rates;
•our ability to attract and retain qualified senior executives, managers, and investment sales and financing professionals;
•the impact of forgivable loans and related expense resulting from the recruitment and retention of agents;
•the impact of litigation and our success in appealing any judgments entered against us;
•the effects of increased competition on our business;
•our ability to successfully enter new markets or increase our market share;
•our ability to successfully expand our services and businesses and to manage any such expansions;
•our ability to retain existing clients and develop new clients;
•our ability to keep pace with changes in technology;
•any business interruption or technology failure, including cybersecurity risks and ransomware attacks, and any related impact on our reputation;
•changes in interest rates, availability of capital, tax laws, tariffs and trade regulations, executive orders, employment laws, or other government regulation affecting our business;
•our ability to successfully identify, negotiate, execute, and integrate accretive acquisitions; and
•other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “goal,” “expect,” “predict,” “potential,” “should,” and similar expressions, as they relate to our Company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

We have not filed our Form 10-K for the year ended December 31, 2025. The Company’s closing procedures and the audit of the Company’s consolidated financial statements for the year ended December 31, 2025 are ongoing, and certain procedures remain in progress, including work related to the Company’s evaluation of a valuation allowance on its deferred tax assets. As a result, the provision (benefit) for income taxes, effective tax rate, and net income (loss) metrics presented herein are preliminary and may be subject to adjustment. Final results will be reported in the Company’s Form 10-K upon completion of the audit.

MARCUS & MILLICHAP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Revenue:
Real estate brokerage commissions	$205,311	$202,827	$632,516	$589,695
Financing fees	33,235	31,209	103,916	84,512
Other revenue	5,404	6,042	18,724	21,853
Total revenue	243,950	240,078	755,156	696,060
Operating expenses:
Cost of services	154,524	151,768	470,486	431,471
Selling, general and administrative	70,654	76,318	286,283	280,909
Depreciation and amortization	3,353	5,288	12,098	16,589
Total operating expenses	228,531	233,374	768,867	728,969
Operating income (loss)	15,419	6,704	(13,711)	(32,909)
Other income, net	3,986	4,992	17,504	20,693
Interest expense	(189)	(201)	(773)	(812)
Income (loss) before provision (benefit) for income taxes	19,216	11,495	3,020	(13,028)
Provision (benefit) for income taxes	5,908	2,947	4,929	(666)
Net income (loss)	$13,308	$8,548	$(1,909)	$(12,362)

Earnings (loss) per share:
Basic	$0.34	$0.22	$(0.05)	$(0.32)
Diluted	$0.34	$0.22	$(0.05)	$(0.32)
Weighted average common shares outstanding:
Basic	38,826	38,826	38,943	38,678
Diluted	38,961	39,293	38,943	38,678

MARCUS & MILLICHAP, INC.
KEY OPERATING METRICS SUMMARY
(Unaudited)

Total sales volume was approximately $16.9 billion for the three months ended December 31, 2025, encompassing 2,753 transactions consisting of $11.8 billion for real estate brokerage (1,902 transactions), $3.7 billion for financing (507 transactions) and $1.4 billion in other transactions, including consulting and advisory services (344 transactions). Total sales volume was $50.8 billion for the year ended December 31, 2025, encompassing 8,818 transactions consisting of $34.8 billion for real estate brokerage (6,038 transactions), $11.9 billion for financing (1,659 transactions) and $4.1 billion in other transactions, including consulting and advisory services (1,121 transactions). As of December 31, 2025, the Company had 1,708 investment sales professionals and 100 financing professionals. Key metrics for real estate brokerage and financing activities (excluding other transactions) are as follows:

	Three Months Ended December 31,		Years Ended December 31,
Real Estate Brokerage	2025	2024	2025	2024
Average number of investment sales professionals	1,634	1,593	1,577	1,610
Average number of transactions per investment sales professional	1.16	1.09	3.83	3.38
Average commission per transaction	$107,945	$116,433	$104,756	$108,261
Average commission rate	1.74%	1.65%	1.82%	1.75%
Average transaction size (in thousands)	$6,197	$7,045	$5,767	$6,174
Total number of transactions	1,902	1,742	6,038	5,447
Total brokerage sales volume (in millions)	$11,787	$12,273	$34,820	$33,630

	Three Months Ended December 31,		Years Ended December 31,
Financing (1)	2025	2024	2025	2024
Average number of financing professionals	100	103	101	101
Average number of transactions per financing professional	5.07	4.13	16.43	12.37
Average fee per transaction	$49,574	$59,219	$49,298	$52,955
Average fee rate	0.67%	0.72%	0.69%	0.73%
Average transaction size (in thousands)	$7,387	$8,184	$7,193	$7,283
Total number of transactions	507	425	1,659	1,249
Total financing sales volume (in millions)	$3,746	$3,478	$11,934	$9,096
(1)Operating metrics exclude certain financing fees not directly associated to transactions.

The following table sets forth the number of transactions, sales volume and revenue by commercial real estate market for real estate brokerage:

	Three Months Ended December 31,
	2025			2024			Change
Real Estate Brokerage	Number	Volume	Revenue	Number	Volume	Revenue	Number	Volume	Revenue
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	274	$160	$7,913	223	$118	$5,735	51	$42	$2,178
Private Client Market ($1 – <$10 million)	1,409	4,816	132,774	1,280	4,276	120,364	129	540	12,410
Middle Market ($10 – <$20 million)	119	1,655	30,247	118	1,651	30,556	1	4	(309)
Larger Transaction Market (≥$20 million)	100	5,156	34,377	121	6,228	46,172	(21)	(1,072)	(11,795)
	1,902	$11,787	$205,311	1,742	$12,273	$202,827	160	$(486)	$2,484

	Years Ended December 31,
	2025			2024			Change
Real Estate Brokerage	Number	Volume	Revenue	Number	Volume	Revenue	Number	Volume	Revenue
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	931	$556	$25,945	819	$446	$21,034	112	$110	$4,911
Private Client Market ($1 – <$10 million)	4,435	14,607	406,316	3,967	12,802	365,837	468	1,805	40,479
Middle Market ($10 – <$20 million)	381	5,195	96,498	344	4,764	84,186	37	431	12,312
Larger Transaction Market (≥$20 million)	291	14,462	103,757	317	15,618	118,638	(26)	(1,156)	(14,881)
	6,038	$34,820	$632,516	5,447	$33,630	$589,695	591	$1,190	$42,821

MARCUS & MILLICHAP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for shares and par value)
(Unaudited)

	December 31,
	2025	2024
Assets
Current assets:
Cash, cash equivalents, and restricted cash (restricted cash of $11,253 and $10,678 at December 31, 2025 and December 31, 2024, respectively)	$161,921	$153,445
Commissions receivable	14,851	18,804
Prepaid expenses	10,424	9,311
Income tax receivable	1,962	6,030
Marketable debt securities, available-for-sale (amortized cost of $90,557 and $189,667 at December 31, 2025 and December 31, 2024, respectively, and $0 allowance for credit losses)	90,564	189,667
Advances and loans, net	15,299	17,519
Other assets, current	14,189	15,543
Total current assets	309,210	410,319
Property and equipment, net	23,877	26,139
Operating lease right-of-use assets, net	74,333	81,120
Marketable debt securities, available-for-sale (amortized cost of $145,570 and $52,366 at December 31, 2025 and December 31, 2024, respectively, and $0 allowance for credit losses)	145,701	51,147
Assets held in rabbi trust	13,476	12,191
Deferred tax assets, net	44,586	48,080
Goodwill and other intangible assets, net	41,662	43,521
Advances and loans, net	147,215	173,657
Other assets, non-current	27,120	23,626
Total assets	$827,180	$869,800
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$11,021	$13,737
Deferred compensation and commissions	57,463	67,197
Operating lease liabilities	18,796	18,522
Accrued bonuses and other employee related expenses	23,856	25,485
Other liabilities, current	10,311	8,076
Total current liabilities	121,447	133,017
Deferred compensation and commissions	35,416	33,257
Operating lease liabilities	59,459	65,701
Other liabilities, non-current	7,755	7,007
Total liabilities	224,077	238,982
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at December 31, 2025 and 2024, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 38,422,993 and 38,856,790 at December 31, 2025 and 2024, respectively	4	4
Additional paid-in capital	192,945	173,340
Retained earnings	409,753	458,907
Accumulated other comprehensive income (loss)	401	(1,433)
Total stockholders’ equity	603,103	630,818
Total liabilities and stockholders’ equity	$827,180	$869,800

MARCUS & MILLICHAP, INC.
OTHER INFORMATION
(Unaudited)
Adjusted EBITDA Reconciliation
Adjusted EBITDA, which the Company defines as net income (loss) before (i) interest income and other, including interest on marketable debt securities, available-for-sale and cash, cash equivalents, and restricted cash, and net realized gains (losses) on marketable debt securities, available-for-sale, (ii) interest expense, (iii) provision (benefit) for income taxes, (iv) depreciation and amortization, and (v) stock-based compensation. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as a supplemental metric and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA to be a useful management metric to assist in evaluating performance, because Adjusted EBITDA eliminates items related to capital structure, taxes and non-cash items. Considering the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income (loss), operating income (loss) or any other measures calculated in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income (loss), to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Net income (loss)	$13,308	$8,548	$(1,909)	$(12,362)
Adjustments:
Interest income and other (1)	(3,608)	(4,987)	(15,506)	(18,793)
Interest expense	189	201	773	812
Provision (benefit) for income taxes	5,908	2,947	4,929	(666)
Depreciation and amortization	3,353	5,288	12,098	16,589
Stock-based compensation	5,858	6,037	24,226	23,792
Adjusted EBITDA	$25,008	$18,034	$24,611	$9,372
(1)Other includes net realized gains (losses) on marketable debt securities available-for-sale.
Glossary of Terms
•Private Client Market: transactions with values from $1 million to up to but less than $10 million
•Middle Market: transactions with values from $10 million to up to but less than $20 million
•Larger Transaction Market: transactions with values of $20 million and above
•Acquisitions: acquisition of businesses accounted for as a business combination in accordance with generally accepted accounting standards

Certain Adjusted Metrics
Real Estate Brokerage
Following are actual and as adjusted metrics excluding any large transactions in our real estate brokerage business in excess of $300 million:

	Three Months Ended December 31, 2025		Year Ended December 31, 2025
	(actual)	(as adjusted)	(actual)	(as adjusted)
Total sales volume (decrease) increase	(4.0)%	(6.6)%	3.5%	2.6%
Average commission rate increase	5.5%	8.5%	4.0%	4.6%
Average transaction size decrease	(12.0)%	(14.4)%	(6.6)%	(7.4)%

Investor Relations Contact:
Investor Relations
InvestorRelations@marcusmillichap.com